Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of Janaury 7, 2006
REVENUE
Gross Income			$204,436,273
Less Cost of Goods Sold			103,972,855
Ingredients, Packaging & Outside Purchasing	$50,768,359
Direct & Indirect Labor	40,607,995
Overhead & Production Administration	12,596,501
Gross Profit			100,463,418

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	54,032,234
Advertising and Marketing	3,733,003
Insurance (Property, Casualty, & Medical)	13,212,737
Payroll Taxes	4,848,690
Lease and Rent	3,559,603
Telephone and Utilities	1,794,984
Corporate Expense (Including Salaries)	6,768,500
Other Expenses	29,451,131
Total Operating Expenses			117,400,882
EBITDA			(16,937,464)
Restructuring & Reorganization Charges	(20,529,280)	(i)
Depreciation and Amortization	5,717,337
Other Income	(2,959)
Gain/Loss Sale of Prop	(149,286)
Interest Expense	4,018,792
Operating Income (Loss)			(5,992,068)
Income Tax Expense (Benefit)	(423,057)
Net Income (Loss)			$(5,569,011)

CURRENT ASSETS
Accounts Receivable at end of period			$146,899,790
Increase (Decrease) in Accounts Receivable for period			(4,109,712)
Inventory at end of period			57,828,108
Increase (Decrease) in Inventory for period			(2,556,645)
Cash at end of period			110,169,772
Increase (Decrease) in Cash for period			(27,318,091)
Restricted Cash			69,186,869	(ii)
Increase (Decrease) in Restricted Cash for period			37,834,297	(iii)

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(4,053,954)
Increase (Decrease) Liabilities Subject to Compromise			424,448
Taxes payable:
Federal Payroll Taxes	$10,283,263
State/Local Payroll Taxes	6,652,011
State Sales Taxes	677,103
Real Estate and
Personal Property Taxes	15,118,391
Other (see attached supplemental schedule)	6,457,463
Total Taxes Payable			39,188,231

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
January 7, 2006

Description	Amount

Use Tax	$1,480,989
Accr. Franchise Tax	1,830,906
Other Taxes	3,145,568

Total Other Taxes Payable	$6,457,463

i) Reorganization and restructuring expenses for the period include charges for professional fees of approximately $2,804,000, key employee retention plan and restructuring bonus accruals of approximately $327,000, and employee relocation expense accruals of approximately $625,000 offset by gains resulting from the sale of properties of approximately $25,460,000.

(ii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession financing agreement.

(iii) Increase in restricted cash includes proceeds from the sale of assets

.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION

CONSOLIDATED MONTHLY OPERATING REPORT

DATED AS OF JANUARY 7, 2006

1.

This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended January 7, 2006 and balances of and period changes (including year end adjustments reflected after the preparation of the May 28, 2005 MOR) in certain of the Company’s accounts as of January 7, 2006, is preliminary, unaudited and subject to material change prior to the filing of the Company’s fiscal 2004 and 2005 Annual Reports on Form 10-K and the fiscal 2005 and 2006 quarterly Form 10-Qs with the Securities and Exchange Commission (SEC). This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.

This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future. This MOR does not reflect certain quarter adjustments that are generally recorded upon review of major accounts prior to the end of each quarterly filing period. In addition, items included in these results for the period ended January 7, 2006 may relate to different periods or fiscal years and such items may be reflected in different quarters and fiscal years when the Company files its fiscal 2004 and 2005 annual Form 10-Ks and its fiscal 2005 and 2006 quarterly Form 10-Qs.

3.

This MOR is not prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) with regard to the following items (which list is not purported to be inclusive of every reason for non-GAAP compliance of this report):

a.

The Company has not completed the process of reconciling and identifying its pre and post-petition liabilities and those liabilities that will be subject to compromise. As such, liabilities classified as subject to compromise may change materially in future reports.

b.

This MOR may not reflect all non-cash asset valuation charges that could be identified due to financial circumstances leading to our bankruptcy filing on September 22, 2004 and our restructuring activities undertaken during fiscal 2005 and 2006. We may be required to reflect additional impairment charges related to our intangibles, namely trademarks and trade names, as well as to our income tax assets, property, plant and equipment and other operating assets. Significant impairment charges related to fiscal 2005 have previously been recorded.

c.	This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

c.	This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than a GAAP-based SEC reporting format.

e.

Certain items related to results presented herein are under research and may impact results presented in future monthly reports. This MOR, as presented, may not be revised or corrected for such changes/adjustments. In addition, the MOR does not reflect certain quarterly adjustments.

4.	The Company has not yet completed the preparation of its year end fiscal 2004 or fiscal 2005 financial statements and further work on these financials could impact fiscal 2006 results as presented.

5.

As of January 7, 2006 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves. The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs. There were $90.2 million of letters of credit outstanding as of January 7, 2006, which were partially collateralized by $69.2 million of restricted cash as shown on the MOR. The amount of the credit facility available for borrowing was $78.0 million as of January 7, 2006. In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.

6.

On January 14, 2006 Mrs. Cubbison’s Foods, Inc filed a voluntary petition for relief under Chapter 11 of the United States bankruptcy code in the Western District of Missouri. The case number is 06-40111 (JWV). Mrs. Cubbison’s Foods, Inc. is a majority-owned indirect subsidiary of Interstate Bakeries Corporation.